PIMCO Flexible Emerging Markets Income Fund (the “Fund”)
Supplement Dated August 21, 2026 to the Fund’s Prospectus and Statement of Additional Information dated October 31, 2025, as supplemented from time to time (respectively, the “Prospectus” and the “SAI”)
Important Notice Regarding Change in Investment Policy and Name
On June 23, 2026, the Fund’s Board of Trustees (the “Board”) approved certain changes to the Fund’s name and 80% policy. Effective October 30, 2026, the Fund is re-named PIMCO Flexible Emerging Markets and Income Fund. Therefore, effective October 30, 2026, all references to PIMCO Flexible Emerging Markets Income Fund in the Prospectus and SAI are replaced with PIMCO Flexible Emerging Markets and Income Fund.
In addition, effective October 30, 2026, the Fund will invest, under normal circumstances, at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in (i) a portfolio of instruments that are tied economically to “emerging market” countries, and the Fund may invest without limit in securities of issuers based in or doing business in emerging market countries and in securities denominated in the currencies of emerging market countries; and/or (ii) income-producing investments.
Accordingly, effective October 30, 2026, the Fund’s Prospectus and SAI are revised as shown below.
Prospectus
The first sentence of the “Portfolio Contents” subsection of the Cover Page of the Prospectus; the first sentence of the “Investment Objective and Strategy—Portfolio Management Strategies—Portfolio Contents” subsection of the Prospectus; and the first sentence of the first paragraph of the “The Fund’s Investment Objective and Strategies—Portfolio Contents and Other Information—Investment Parameters” subsection of the Prospectus are deleted and replaced with the following:
The Fund will invest, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in (i) a portfolio of instruments that are tied economically to “emerging market” countries, and the Fund may invest without limit in securities of issuers based in or doing business in emerging market countries and in securities denominated in the currencies of emerging market countries; and/or (ii) income-producing investments (the “80% policy”). Income-producing investments may include income-producing Fixed Income Instrument investments, dividend-paying equity securities, derivatives on either of the foregoing, derivatives providing exposure to other types of income-producing instruments, and any other instrument or arrangement that is structured to produce income, including any derivatives position that produces income or the sale of which produces a premium payment. “Fixed Income Instruments” include bonds, debt securities, bank loans and other similar instruments issued by various U.S. and non‑U.S. public- or private-sector entities.
The first sentence of the second paragraph of the “Investment Objective and Strategy—Portfolio Management Strategies—Portfolio Contents” section of the Prospectus and the first sentence of the second paragraph of the “The Fund’s Investment Objective and Strategies—Portfolio Contents and Other Information—Investment Parameters” section of the Prospectus is deleted and replaced with the following:
Debt securities may include, without limitation, bonds, debt securities and other similar instruments of varying maturities issued by various U.S. and foreign (non‑U.S.) public‑or private-sector entities; structured products, securitizations and other asset-backed securities issued on a public or private basis (including agency and non‑agency residential mortgage-backed securities and commercial mortgage-backed securities, collateralized bond obligations (“CBOs”), collateralized loan obligations (“CLOs”), other collateralized debt obligations (“CDOs”) and other similarly structured securities); corporate debt securities of U.S. and non‑U.S. issuers, including convertible and contingent convertible securities and corporate commercial paper; municipal securities and other debt securities issued by states or local governments and their agencies, authorities and other government-sponsored enterprises, including taxable municipal securities; obligations of foreign governments or their sub‑divisions, agencies and government sponsored enterprises and obligations of international agencies and supranational entities; securities issued or guaranteed by the U.S. Government, its agencies or government-sponsored enterprises (“U.S. Government Securities”); loans (including, among others, and without limitation as to a loan’s level of seniority within a capital structure, senior loans, mezzanine loans, delayed draw and delayed funding loans, revolving credit facilities and loan participations and assignments); loans held and/or originated by private financial institutions, including commercial and residential mortgage loans, corporate loans and consumer loans (such as credit card receivables, automobile loans and student loans) (“private credit assets”); payment‑in‑kind securities; zero‑coupon bonds; inflation-indexed bonds issued by both governments and corporations; structured notes, including hybrid or indexed securities; insurance-linked instruments, catastrophe bonds and other event-linked bonds; credit-linked notes; covenant-lite obligations; preferred securities; convertible debt securities (i.e., debt securities that may be converted at either a stated price or stated rate into underlying shares of common stock), including synthetic convertible debt securities (i.e., instruments created through a combination of separate securities that possess the two principal characteristics of a traditional convertible security, such as an income-producing security and the right to acquire an equity security); and bank certificates of deposit, fixed time deposits and bankers’ acceptances.
The first sentence of the third paragraph of the “Investment Objective and Strategy—Portfolio Management Strategies—Portfolio Contents” section of the Prospectus and the last sentence of the second paragraph of the “The Fund’s Investment Objective and Strategies—Portfolio Contents and Other Information—Investment Parameters” section of the Prospectus are deleted.
The following is added as the new second sentence of the “Principal Risks of the Fund—Derivatives Risk” section of the Prospectus and as the new third sentence of the “The Fund’s Investment Objective and Strategies—Portfolio Contents and Other Information—Derivatives” section of the Prospectus:
Derivative instruments used by the Fund are expected to be counted towards the Fund’s 80% policy to the extent they provide investment exposure to investments within that policy or to one or more of the market risk factors associated with investments included in that policy.
The first sentence of the “The Fund’s Investment Objective and Strategies—Portfolio Contents and Other Information—Emerging Markets Investments” subsection of the Prospectus is deleted and replaced with the following:
The Fund may invest without limit in securities of issuers based in or doing business in emerging markets countries or in securities denominated in the currencies of emerging market countries.
The following is added as a new paragraph under the “The Fund’s Investment Objective and Strategies—Portfolio Contents and Other Information—Investment Parameters” section of the Prospectus:
Fixed Income Instruments
“Fixed Income Instruments,” as used generally in this prospectus, includes:

•	securities issued or guaranteed by the U.S. Government, its agencies or government-sponsored enterprises (“U.S. Government Securities”);
•	corporate debt securities of U.S. and non‑U.S. issuers, including convertible securities and corporate commercial paper;
•	mortgage-backed and other asset-backed securities;
•	inflation-indexed bonds issued both by governments and corporations;
•	structured notes, including hybrid or “indexed” securities and event-linked bonds;
•	bank capital and trust preferred securities;
•	loans, including participations in and assignments thereof;
•	delayed draw and delayed funding loans and revolving credit facilities;
•	bank certificates of deposit, fixed time deposits and bankers’ acceptances;
•	repurchase agreements on Fixed Income Instruments and reverse repurchase agreements on Fixed Income Instruments;

•	debt securities issued by states or local governments and their agencies, authorities and other government-sponsored enterprises;
•	obligations of non‑U.S. governments or their subdivisions, agencies and government-sponsored enterprises; and
•	obligations of international agencies or supranational entities.
Securities issued by U.S. Government agencies or government-sponsored enterprises may not be guaranteed by the U.S. Treasury.
The Fund, to the extent permitted by the 1940 Act, the rules thereunder or any exemptive relief therefrom, may invest in derivatives based on Fixed Income Instruments.
SAI
The first sentence of the first paragraph of the “Emerging Markets Securities” subsection in the “Investment Objective and Policies” section of the SAI is deleted and replaced with the following:
The Fund will invest, under normal circumstances, at least 80% of its net assets (plus any borrowings for investment purposes) in (i) a portfolio of instruments that are tied economically to “emerging market” countries, and the Fund may invest without limit in securities of issuers based in or doing business in emerging market countries and in securities denominated in the currencies of emerging market countries; and/or (ii) income-producing investments. Income-producing investments may include income-producing Fixed Income Instrument investments (as defined in the Prospectus), dividend-paying equity securities, derivatives on either of the foregoing, derivatives providing exposure to other types of income-producing instruments, and any other instrument or arrangement that is structured to produce income, including any derivatives position that produces income or the sale of which produces a premium payment (the “80% policy”).
The first sentence of the ninth paragraph of the “Other Information Regarding Investment Restrictions” section of the SAI is deleted and replaced with the following:
Except as otherwise required by applicable regulation, for purposes of its investment policies and restrictions, the Fund may value derivative instruments at market value, notional value or full exposure value (i.e., the sum of the notional amount for the contract plus the market value), or any combination of the foregoing (e.g., notional value for purposes of calculating the numerator and market value for purposes of calculating the denominator for compliance with a particular policy or restriction).
The fifth sentence of the ninth paragraph of the “Other Information Regarding Investment Restrictions” section of the SAI is deleted.
Investors Should Retain This Supplement for Future Reference
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